Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN INC. Updates Outlook for Second Quarter 2014

New York, NY, August 7, 2014 – ANN INC. (NYSE: ANN) today updated its outlook for the fiscal second quarter of 2014, reflecting lower-than-anticipated comparable sales and gross margin rate performance.

Based on preliminary results, the update to the second quarter 2014 outlook provided on May 30, 2014 is as follows:

•	Total Company net sales for the fiscal second quarter of 2014 are now expected to be $648 million, reflecting a comparable sales decline of 2.3%.

•	At the Ann Taylor brand, total comparable sales increased 0.7%, reflecting an increase of 2.0% at Ann Taylor partially offset by a decline of 1.9% in the Ann Taylor Factory channel.

•	At the LOFT brand, total comparable sales declined 4.1%, reflecting a decrease of 5.2% at LOFT and an increase of 0.3% in the LOFT Outlet channel.

•	Gross margin rate for the Company is expected to be 52.4%.

•	Selling, general and administrative expenses are expected to be $286 million.

•	Total weighted average diluted shares outstanding for the second quarter are expected to be 46.9 million, which includes the effect of participating securities as well as the impact of 1.3 million shares repurchased during the fiscal second quarter.

Kay Krill, President and Chief Executive Officer, said, “Despite positive performance through mid-June, the remainder of the second quarter proved more challenging, with soft traffic across the industry and a highly promotional environment. While we delivered a positive comp for the quarter at Ann Taylor, we were disappointed in our performance at LOFT, which experienced continued softness in basic knit tops that represent a meaningful component of LOFT’s summer assortment. We took action to move through summer product, which pressured gross margin but enabled us to end the quarter with clean inventories at both brands.”

About ANN INC.

ANN INC. is the parent Company of Ann Taylor and LOFT, two of the leading women’s specialty retail fashion brands in North America. As of May 3, 2014, the Company operated 1,032 Ann Taylor, Ann Taylor Factory, LOFT and LOFT Outlet stores in 47 states, the District of Columbia, Puerto Rico and Canada. Our Ann Taylor and LOFT brands are also available online in more than 100 countries worldwide at AnnTaylor.com and LOFT.com. Visit ANNINC.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:

Judith Lord	Catherine Fisher
Vice President, Investor Relations	Vice President, Corporate Communications
ANN INC.	ANN INC.
212-541-3300 ext. 3598	212-541-3300 ext. 2199

Forward-Looking Statements

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect,” “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to anticipate and respond to changing client preferences and fashion trends and provide a balanced assortment of merchandise that satisfies client demands in a timely manner;

•	the effectiveness of the Company’s brand awareness and marketing programs, its ability to maintain brand image, engage new and existing clients, drive traffic to its stores and websites and gain market share;

•	the effect of competitive pressures from other retailers;

•	the Company’s reliance on key management and its ability to hire, retain and develop qualified associates as well as ensure that the Company has the appropriate organizational structure and processes in place to achieve its strategic initiatives;

•	the performance and operation of the Company’s websites and the risks associated with Internet sales;

•	the impact of a privacy breach and the resulting effect on the Company’s business and reputation;

•	the Company’s ability to successfully upgrade and maintain its information systems in a timely and secure manner to support the needs of the organization and to operate in accordance with its business continuity plan in the event of a disruption;

•	the Company’s reliance on third-party manufacturers and key vendors, including operational risks such as reduced production capacity, errors in complying with merchandise specifications, insufficient quality control and failure to meet production deadlines;

•	the impact of fluctuations in sourcing costs, in particular, increases in the costs of raw materials, labor and transportation;

•	the Company’s reliance on foreign sources of production and the associated risks of doing business in foreign markets;

•	the Company’s dependence on its Louisville distribution center and third-party distribution and transportation providers;

•	the Company’s ability to successfully optimize implementation of its omni-channel retail strategy and maintain a relevant and reliable omni-channel experience for its clients;

•	the Company’s ability to manage inventory levels and changes in merchandise mix as well as optimize the operational aspects of its omni-channel fulfillment strategy;

•	the Company’s ability to successfully execute brand goals, objectives and new concepts and strategies, including international expansion;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•	the effect of general economic conditions on consumer spending and the Company’s liquidity and capital resources;

•	the impact of fluctuations in sales and profitability on the Company’s stock price;

•	the potential impact of natural disasters, extreme weather, public health concerns, acts of war or terrorism in the United States or worldwide;

•	the failure by independent manufacturers to comply with the Company’s social compliance program requirements or applicable laws and regulations;

•	the Company’s ability to successfully manage store growth and optimize the productivity and profitability of its store portfolio;

•	the Company’s dependence on shopping malls and other retail centers to attract clients and the impact of potential consolidation of commercial and retail landlords on the Company’s ability to negotiate favorable rental terms; and

•	the effect of tax matters on its business operations.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.